EXHIBIT 99

TRIBUNE REPORTS 2007 THIRD QUARTER RESULTS

CHICAGO, Oct. 24, 2007—Tribune Company (NYSE: TRB) today reported third quarter 2007 diluted earnings per share from continuing operations of $.69 compared with $.65 in the third quarter of 2006.

Third quarter 2007 results from continuing operations included the following:

●	A severance charge of $.02 per diluted share, primarily at publishing.

●
A net non-operating gain of $.33 per diluted share, which included a favorable income tax expense adjustment of $.72 per diluted share related to the settlement of the Company’s Matthew Bender tax appeal, partially offset by a net loss of $.39 per diluted share primarily related to marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.

Third quarter 2006 results from continuing operations included the following:

●
A net non-operating gain of $.22 per diluted share, which included a gain of $.19 per diluted share related to the restructuring in September 2006 of TMCT, LLC and TMCT II, LLC, two limited liability companies that Tribune inherited in its acquisition of Times Mirror.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only.  This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Our third quarter results reflect a combination of better revenue trends, strong expense controls and an increase in equity income,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “Publishing revenue trends improved slightly in the third quarter despite the impact of the housing slump on our Florida and California newspapers.  We are also encouraged by positive national advertising trends, led by improved Tribune Media Net sales."

“In television, ad revenue improved as the quarter progressed. New York finished the quarter strong on higher ratings from new syndicated programming and the CW network’s fall launch. Chicago also had a good September, thanks in part to Chicago Cubs telecasts.”

“The closing of our going-private transaction is still expected in the fourth quarter, following FCC approval of our waiver requests and receipt of a solvency opinion,” FitzSimons added.

THIRD QUARTER 2007 RESULTS FROM CONTINUING OPERATIONS1
(Compared to Third Quarter 2006)

CONSOLIDATED

Tribune’s 2007 third quarter operating revenues decreased 4 percent, or $55 million, to $1.28 billion.  Consolidated cash operating expenses were down 4 percent, or $46 million, in the third quarter of 2007 primarily due to a $25 million decrease in newsprint and ink expense and a $21 million decrease in compensation.  Cash operating expenses in the third quarters of 2007 and 2006 included severance charges of $3.2 million and $2.2 million, respectively.  Operating cash flow was down 3 percent to $285 million from $295 million, while operating profit declined 4 percent to $229 million from $238 million.

PUBLISHING

Publishing’s third quarter operating revenues were $871 million, down 7 percent, or $69 million.  Publishing cash operating expenses decreased $48 million, or 6 percent, to $705 million.  Publishing operating cash flow was $166 million, an 11 percent decline from $187 million in 2006.  Publishing operating profit decreased 15 percent to $123 million, from $144 million in 2006.

Management Discussion

●	Advertising revenues decreased 9 percent, or $67 million, for the quarter.

●	Retail advertising revenues were down 6 percent for the quarter, with the largest decreases at Newsday, Los Angeles and South Florida. Preprint revenues decreased 1 percent for the quarter.

●	National advertising revenues increased 2 percent for the quarter, with increases in the movies and financial categories, partially offset by a decrease in the automotive category.

●
Classified advertising revenues declined 18 percent for the quarter, with the largest declines at Los Angeles, Chicago, Orlando and South Florida: real estate revenues fell by 26 percent, help wanted revenues declined 19 percent and auto revenues were down 10 percent.

●	Interactive revenues, which are included in the above categories, were up 9 percent to $65 million, mainly due to strength in classified auto, along with retail and national.

1 “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation and amortization.  “Cash operating expenses” are defined as operating expenses before depreciation and amortization.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

●	Circulation revenues were down 5 percent for the quarter.
❒
Individually paid circulation (home delivery plus single copy) for Tribune’s 9 metro newspapers averaged 2.6 million copies daily (Mon-Fri), down 2.9 percent from the prior year’s third quarter, and 3.9 million copies Sunday, down 3.7 percent from the same reporting period in 2006.

❒
Total net paid circulation averaged 2.7 million copies daily (Mon-Fri), off 2.8 percent from the prior year’s third quarter, and 3.9 million copies Sunday, representing a decline of 3.8 percent from the prior year’s third quarter.

●
Cash operating expenses decreased $48 million, or 6 percent, to $705 million, and included severance charges of $3.5 million and $2.2 million, in the third quarters of 2007 and 2006, respectively.  Newsprint and ink expense decreased 20 percent, or $25 million, and compensation expense declined 6 percent, or $20 million.  All other cash expenses were down 1 percent, or $3 million.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s third quarter operating revenues increased 3 percent, or $13 million, to $406 million.  Group cash operating expenses increased 2 percent, or $4 million, to $276 million.  Operating cash flow was $130 million, up 8 percent from $121 million, and operating profit increased 9 percent to $118 million from $108 million in 2006.

Television’s third quarter operating revenues increased 4 percent to $288 million in 2007, primarily due to higher cable copyright royalties.  Television cash operating expenses were down 1 percent, or $1 million, to $190 million.  Television operating cash flow was $98 million, up 14 percent from $86 million in 2006, while operating profit increased 18 percent to $87 million, up from $74 million.

Management Discussion

●
Station revenues at Chicago and WGN Cable were up primarily due to the higher cable copyright royalties.  New York was also up for the quarter, while Los Angeles was down.  On a group basis, advertising revenue declines in the movies and automotive categories, as well as the absence of political advertising, were partially offset by gains in the telecom, health care and food/packaged goods categories.

●	Television’s cash operating expenses were down 1 percent, or $1 million, primarily due to lower broadcast rights.

●	Radio/Entertainment operating cash flow decreased $3 million primarily due to higher player costs and three fewer home games at the Chicago Cubs compared to last year’s third quarter.

EQUITY RESULTS

Net equity income was $27 million in the third quarter of 2007, compared with $19 million in the third quarter of 2006.  The increase primarily reflects higher equity income for Comcast SportsNet Chicago and CareerBuilder.

NON-OPERATING ITEMS

In the 2007 third quarter, Tribune recorded a pretax non-operating loss of $78 million.  The primary components included an $85 million pretax loss from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment, partially offset by an $8 million pretax gain related to the redemption of the Company’s remaining interests in TMCT, LLC and TMCT II, LLC.  The Company also recorded a favorable $91 million income tax expense adjustment as a result of settling its appeal of the 2005 Tax Court decision that disallowed the tax-free reorganizations of Matthew Bender and Mosby, former subsidiaries of Times Mirror.  In the aggregate, non-operating items in the 2007 third quarter resulted in an after-tax gain of $42 million, or $.33 per diluted share.

As a result of the settlement of the Company’s appeal of the Matthew Bender/Mosby Tax Court decision, the Company received refunds of federal income taxes and interest of $4 million on Sept. 26, 2007, and $340 million on Oct. 1, 2007.  After consideration of income taxes on the interest received, the net cash proceeds totaled approximately $286 million.  These refunds, together with related state income tax benefits of $29 million, were accounted for as a $91 million reduction in third quarter income tax expense and a $224 million reduction in the goodwill recorded on the Company’s balance sheet.

In the 2006 third quarter, Tribune recorded a pretax non-operating gain of $64 million primarily as a result of the restructuring of TMCT, LLC and TMCT II, LLC.  In addition, the Company recorded a favorable $4 million income tax expense adjustment as a result of resolving certain state income tax issues. In the aggregate, non-operating items in the third quarter of 2006 resulted in an after-tax gain of $56 million, or $.22 per diluted share.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2007 third quarter were $11 million, down 17 percent from the third quarter of 2006 primarily due to lower compensation expense.

Diluted weighted average shares outstanding declined by 50 percent from the third quarter of 2006 due to stock repurchases in 2007 and 2006.  The Company repurchased 126 million shares in June 2007 in connection with the Company’s tender offer.

Interest expense for the 2007 third quarter increased to $187 million, up 121 percent from $84 million in the third quarter of 2006.  The increase was due to higher debt levels and interest rates.  Debt, excluding the PHONES, was $8.7 billion at the end of the 2007 third quarter and $4.7 billion at the end of the 2006 third quarter.  The increase was primarily due to financing the stock repurchases in the second quarter of 2007.

Capital expenditures were $33 million in the third quarter of 2007.

DISCONTINUED OPERATIONS

During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  Recycler publishes a collection of free classified newspapers in Southern California.  The sale of Recycler closed on Oct. 17, 2007.  The Company recorded a pretax loss on the sale of Recycler of $1 million in the third quarter.  Due to the Company’s high tax basis in the Recycler stock, the sale will generate a significantly higher capital loss for income tax purposes.  As a result, the Company recorded a $65 million income tax benefit in the third quarter of 2007, resulting in an after-tax gain of $64 million.  On Feb. 12, 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper.  The Company completed the sale on May 15, 2007.  In March 2007, the Company announced its intention to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The Company recorded a favorable $3 million after-tax adjustment to the expected loss on the sale of SCNI in the third quarter of 2007.  The results of operations of Recycler, the New York edition of Hoy and SCNI are reported as discontinued operations.

In June 2006, the Company announced the sales of its Atlanta and Albany television stations.  The sale of the Atlanta station closed in August 2006.  In September 2006, the Company announced an agreement to sell its Boston television station.  The sales of the Albany and Boston stations closed in December 2006.  The results of operations for these stations in 2006 are reported as discontinued operations.

OTHER INFORMATION

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the proposed merger transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others in connection with the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K and quarterly 10-Q reports, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K.  Tribune's next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this release.

TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing/interactive and broadcasting.  It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets.  In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant.  The Company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

MEDIA CONTACT: Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (office) 312/222-1573 (fax) rmusil@tribune.com

TRIBUNE COMPANY
THIRD QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THIRD QUARTER (A)
			%
	2007	2006	Change

OPERATING REVENUES	$1,276,899	$1,332,169	(4.1)
OPERATING EXPENSES (B)	1,047,898	1,094,313	(4.2)

OPERATING PROFIT (C)	229,001	237,856	(3.7)

Net Income on Equity Investments	26,559	18,743	41.7
Interest and Dividend Income	4,924	4,678	5.3
Interest Expense	(186,771)	(84,324)	121.5
Non-Operating Items (D)	(77,864)	63,525	NM

Income (Loss) from Continuing Operations Before Income Taxes	(4,151)	240,478	NM

Income Taxes (D)	89,966	(75,179)	NM

Income from Continuing Operations	85,815	165,299	(48.1)

Income (Loss) from Discontinued Operations, net of tax (E)	66,950	(959)	NM

NET INCOME	152,765	164,340	(7.0)

Preferred Dividends	–	(2,103)	(100.0)

Net Income Attributable to Common Shares	$152,765	$162,237	(5.8)

EARNINGS PER SHARE
Basic
Continuing Operations	$.72	$.66	9.1
Discontinued Operations	.57	–	NM
Net Income	$1.29	$.66	95.5

Diluted (F)
Continuing Operations	$.69	$.65	6.2
Discontinued Operations	.53	–	NM
Net Income	$1.22	$.65	87.7

DIVIDENDS PER COMMON SHARE	$–	$.18	(100.0)

Diluted Weighted Average Common Shares Outstanding (G)	126,334	252,808	(50.0)

(A)	2007 third quarter: July 2, 2007 to Sept. 30, 2007. (13 weeks)
2006 third quarter: June 26, 2006 to Sept. 24, 2006. (13 weeks)

(B)	Operating expenses for the third quarter of 2007 included a severance charge of $3.2 million, or $.02 per diluted share, primarily at publishing.
Operating expenses for the third quarter of 2006 included a severance charge of $2.2 million and a $.7 million property gain at publishing.
These items netted to less than $.01 per diluted share.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The third quarter of 2007 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(84,969)	$(51,831)	$(.41)
Strategic transaction expenses (2)	(3,160)	(3,160)	(.03)
Gain on TMCT transactions (3)	8,329	5,081	.04
Other, net	1,936	1,180	.01
Income tax adjustment (4)	–	90,704	.72
Total non-operating items	$(77,864)	$41,974	$.33

The third quarter of 2006 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(17,746)	$(10,825)	$(.04)
Gain on TMCT transactions (3)	59,596	47,988	.19
Gain on sales of investments, net (5)	17,507	10,679	.04
Other, net	4,168	4,618	.02
Income tax adjustment (6)	–	3,820	.02
Total non-operating items	$63,525	$56,280	$.22

(1) Loss on derivatives and related investments represents primarily the net change in fair values of the derivative component of the
Company’s PHONES and the related Time Warner shares.

(2) Includes expenses related to the leveraged ESOP and going-private transactions approved by the Company’s board of directors on April 1, 2007.

(3) The 2007 gain related to the redemption of the Company’s remaining interest in TMCT, LLC and TMCT II, LLC in September
2007. The 2006 gain related to the restructuring of TMCT, LLC and TMCT II, LLC in September 2006.

(4) On Oct. 1, 2007, the Company announced that it had finalized the settlement of its appeal of the 2005 Tax Court decision disallowing the tax-free reorganizations of Matthew Bender and Mosby, former subsidiaries of Times Mirror. As a result of the settlement, the Company received refunds of federal income taxes and interest of $4 million on Sept. 26, 2007 and $340 million on
Oct. 1, 2007. After consideration of income taxes on the interest received, the net cash proceeds totaled approximately $286 million. These refunds, together with related state income tax benefits of $29 million, were accounted for as a $91 million reduction in third quarter income tax expense and a $224 million reduction in goodwill recorded on the Company’s balance sheet.

(5) The 2006 gain on sales of investments consisted primarily of the gain on sale of 2.8 million shares of Time Warner stock unrelated to the PHONES.

(6) In the third quarter of 2006, the Company reduced its income tax expense and liabilities by $4 million as a result of favorably resolving certain state and income tax issues.

(E)	During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ
Sell Recycler Corporation (“Recycler”). Recycler publishes a collection of free classified newspapers in Southern California. The sale of Recycler closed on Oct. 17, 2007. In February 2007, the Company announced an agreement to sell the New York edition of
Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”). In March 2007, the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).
The sale of Hoy, New York closed in May 2007. In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations. The sale of Atlanta closed in August 2006. In September 2006, the Company announced an agreement to sell its Boston television station. The sales of Albany and Boston closed in December 2006. Operating results for these business units are reported as discontinued operations. Income (loss) from discontinued operations in the third quarter included the following:

	Third Quarter
	2007	2006

Income (loss) from operations, net of tax	$138	$(1,445)
Gain on sales of discontinued operations, net of tax (1)	66,812	486
Total	$66,950	$(959)

(1) In the third quarter of 2007, the Company recorded a $1 million pretax loss on the sale of Recycler. Due to the Company’s high tax basis in the stock of Recycler, the sale will generate a significantly higher capital loss for income tax purposes. As a result, the Company recorded a $65 million tax benefit in the third quarter of 2007, resulting in an after-tax gain of $64 million. In addition, the Company recorded a favorable $3 million after-tax adjustment to the expected loss on the sale of SCNI in the third quarter of 2007. In the third quarter of 2006, the Company recorded an adjustment to the loss on the sale of Atlanta.

(F)	For the third quarters of 2007 and 2006, weighted average common shares outstanding used in the calculations of diluted earnings per share ("EPS") were adjusted for the dilutive effect of stock-based compensation awards. The third quarter 2007 diluted EPS calculation also assumed the conversion of the Company’s $200 million exchangeable promissory note into 5.9 million common shares. In addition, the third quarter 2006 diluted EPS calculation assumed that the Company’s Series C, D-1, and D-2 preferred shares were converted into 3.3 million common shares. All of the Series C, D-1 and D-2 preferred shares were issued to and held by
TMCT, LLC and TMCT II, LLC. In connection with a restructuring of these limited liability companies, all of these preferred shares were distributed to the Company on Sept. 22, 2006 and are no longer outstanding. Following are the calculations for the third quarter:

	Third Quarter
	2007	2006

Income from continuing operations	$85,815	$165,299
Income (loss) from discontinued operations, net of tax	66,950	(959)
Net income	152,765	164,340
Add back: exchangeable promissory note interest expense, net of tax	1,463	–
Adjusted net income	$154,228	$164,340

Weighted average common shares outstanding	118,428	247,389
Adjustment for stock-based compensation awards, net	2,024	2,116
Adjustment for assumed conversion of exchangeable promissory note	5,882	–
Adjustment for assumed conversion of Series C, D-1 and D-2 preferred stock	–	3,303
Adjusted weighted average common shares outstanding	126,334	252,808

Diluted earnings per share:
Continuing operations	$.69	$.65
Discontinued operations	.53	–
Net income	$1.22	$.65

(G)	The number of common shares outstanding, in thousands, at Sept. 30, 2007 was 118,445, excluding 60,671 shares held by subsidiaries of the Company and 8,929 shares held by the Tribune Employee Stock Ownership Plan.

TRIBUNE COMPANY
THREE QUARTERS RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THREE QUARTERS (A)
			%
	2007	2006	Change

OPERATING REVENUES	$3,794,289	$3,995,350	(5.0)
OPERATING EXPENSES (B)	3,187,114	3,235,306	(1.5)

OPERATING PROFIT (C)	607,175	760,044	(20.1)

Net Income on Equity Investments (D)	67,953	51,308	32.4
Interest and Dividend Income	11,908	9,330	27.6
Interest Expense	(385,925)	(180,375)	114.0
Non-Operating Items (E)	(203,922)	43,104	NM

Income from Continuing Operations Before Income Taxes	97,189	683,411	(85.8)

Income Taxes (E)	35,761	(255,616)	NM

Income from Continuing Operations	132,950	427,795	(68.9)

Income (Loss) from Discontinued Operations, net of tax (F)	32,796	(72,857)	NM

NET INCOME	165,746	354,938	(53.3)

Preferred Dividends	–	(6,309)	(100.0)

Net Income Attributable to Common Shares	$165,746	$348,629	(52.5)

EARNINGS PER SHARE
Basic
Continuing Operations	$.71	$1.48	(52.0)
Discontinued Operations	.17	(.26)	NM
Net Income	$.88	$1.22	(27.9)

Diluted (G)
Continuing Operations	$.70	$1.47	(52.4)
Discontinued Operations	.17	(.25)	NM
Net Income	$.88	$1.22	(27.9)

DIVIDENDS PER COMMON SHARE	$.18	$.54	(66.7)

Diluted Weighted Average Common Shares Outstanding (H)	189,391	286,435	(33.9)

(A)	2007 first three quarters: Jan. 1, 2007 to Sept. 30, 2007. (39 weeks)
2006 first three quarters: Dec. 26, 2005 to Sept. 24, 2006. (39 weeks)

(B)	Operating expenses for the first three quarters of 2007 included a severance charge of $32 million, or $.10 per diluted share, at publishing and corporate, and a charge of $24 million, or $.08 per diluted share, for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility. Operating expenses for the first three quarters of 2006 included a charge of $20 million, or $.04 per diluted share, for severance and other payments associated with new union contracts at
Newsday, $2 million for other severance charges in publishing and a gain of $3 million, or $.01 per diluted share, related to real property sales at Publishing.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the first three quarters of 2006 included the Company’s $5.9 million share of a one-time favorable income tax adjustment at CareerBuilder.

(E)	The first three quarters of 2007 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(182,144)	$(111,108)	$(.59)
Strategic transaction expenses (2)	(38,557)	(32,588)	(.17)
Gain on TMCT transactions (3)	8,329	5,081	.03
Other, net	8,450	3,205	.02
Income tax adjustment (4)	–	90,704	.48
Total non-operating items	$(203,922)	$(44,706)	$(.24)

The first three quarters of 2006 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(34,184)	$(20,852)	$(.07)
Gain on TMCT transactions (3)	59,596	47,988	.17
Gain on sales of investments, net (5)	20,811	12,695	.04
Other, net	(3,119)	169	–
Income tax adjustments	–	225	–
Total non-operating items	$43,104	$40,225	$.14

(1) Loss on derivatives and related investments represents primarily the net change in fair values of the derivative component of the
Company’s PHONES and the related Time Warner shares.

(2) Includes expenses related to the Company’s strategic review and leveraged ESOP and going-private transactions approved by the
Company’s board of directors on April 1, 2007.

(3) The 2007 gain related to the redemption of the Company’s remaining interest in TMCT, LLC and TMCT II, LLC in September
2007. The 2006 gain related to the restructuring of TMCT, LLC and TMCT II, LLC in September 2006.

(4) On Oct. 1, 2007, the Company announced that it had finalized the settlement of its appeal of the 2005 Tax Court decision disallowing the tax-free reorganizations of Matthew Bender and Mosby, former subsidiaries of Times Mirror. As a result of the settlement, the Company received refunds of federal income taxes and interest of $4 million on Sept. 26, 2007 and $340 million on Oct.
1, 2007. After consideration of income taxes on the interest received, the net cash proceeds totaled approximately $286 million. These refunds, together with related state income tax benefits of $29 million, were accounted for as a $91 million reduction in third quarter income tax expense and a $224 million reduction in goodwill recorded on the Company’s balance sheet.

(5) The 2006 gain on sales of investments consisted primarily of the gain on sale of 2.8 million shares of Time Warner stock unrelated to the PHONES.

(F)	During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ
Sell Recycler Corporation (“Recycler”). Recycler publishes a collection of free classified newspapers in Southern California. The sale of Recycler closed on Oct. 17, 2007. In February 2007, the Company announced an agreement to sell the New York edition of
Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”). In March 2007, the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).
The sale of Hoy, New York closed in May 2007. In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations. The sale of Atlanta closed in August 2006. In September 2006, the Company announced an agreement to sell its Boston television station. The sales of Albany and Boston closed in December 2006. Operating results for these business units are reported as discontinued operations. Income (loss) from discontinued operations in the first three quarters included the following:

	Three Quarters
	2007	2006

Income (loss) from operations, net of tax	$(962)	$4,676
Gain (loss) on sales of discontinued operations, net of tax (1) (2)	33,758	(77,533)
Total	$32,796	$(72,857)

(1) In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell. The Company recorded a favorable $3 million after-tax adjustment to the expected SCNI loss in the third quarter of 2007. In the third quarter of 2007, the Company recorded a $1 million pretax loss on the sale of Recycler.
Due to the Company’s high tax basis in the stock of Recycler, the sale will generate a significantly higher capital loss for income tax purposes. As a result, the Company recorded a $65 million tax benefit in the third quarter of 2007, resulting in an after-tax gain of $64 million.

(2) In the first three quarters of 2006, the Company recorded a pretax loss of $89 million, including $80 million of allocated television group goodwill, to write down the Atlanta and Albany net assets to estimated fair value, less costs to sell.

(G)	For the first three quarters of 2007 and 2006, weighted average common shares outstanding used in the calculations of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock-based compensation awards. The assumed conversion of the Company’s $200 million exchangeable promissory note was not included in the calculation of diluted EPS for the first three quarters of 2007 because its effect was antidilutive. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first three quarters of 2006 because their effects were antidilutive. All of the Series
C, D-1 and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II, LLC. In connection with a restructuring of these limited liability companies, all of these preferred shares were distributed to the Company on Sept. 22, 2006 and are no longer outstanding. Following are the calculations for the first three quarters:

	Three Quarters
	2007	2006

Income from continuing operations	$132,950	$427,795
Income (loss) from discontinued operations, net of tax	32,796	(72,857)
Net income	165,746	354,938
Dividends for Series C, D-1 and D-2 preferred stock	–	(6,309)
Net income attributable to common shares	$165,746	$348,629

Weighted average common shares outstanding	187,604	284,764
Adjustment for stock-based compensation awards, net	1,787	1,671
Adjusted weighted average common shares outstanding	189,391	286,435

Diluted earnings per share:
Continuing operations	$.70	$1.47
Discontinued operations	.17	(.25)
Net income	$.88	$1.22

(H)	The number of common shares outstanding, in thousands, at Sept. 30, 2007 was 118,445, excluding 60,671 shares held by subsidiaries of the Company and 8,929 shares held by the Tribune Employee Stock Ownership Plan.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	THIRD QUARTER			THREE QUARTERS
			%			%
	2007	2006	Change	2007	2006	Change
PUBLISHING
Operating Revenues	$870,848	$939,614	(7.3)	$2,712,271	$2,925,807	(7.3)
Cash Operating Expenses (A) (B)	(705,200)	(752,940)	(6.3)	(2,215,123)	(2,276,646)	(2.7)
Operating Cash Flow (C) (D)	165,648	186,674	(11.3)	497,148	649,161	(23.4)
Depreciation and Amortization Expense	(43,105)	(42,900)	0.5	(131,974)	(126,663)	4.2
Total Operating Profit (D)	$122,543	$143,774	(14.8)	$365,174	$522,498	(30.1)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$288,297	$277,540	3.9	$839,665	$852,922	(1.6)
Radio/Entertainment	117,754	115,015	2.4	242,353	216,621	11.9
Total Operating Revenues	406,051	392,555	3.4	1,082,018	1,069,543	1.2

Cash Operating Expenses (A)
Television	(190,135)	(191,629)	(0.8)	(563,210)	(569,043)	(1.0)
Radio/Entertainment	(85,426)	(79,621)	7.3	(193,723)	(176,940)	9.5
Total Cash Operating Expenses	(275,561)	(271,250)	1.6	(756,933)	(745,983)	1.5

Operating Cash Flow (C) (D)
Television	98,162	85,911	14.3	276,455	283,879	(2.6)
Radio/Entertainment	32,328	35,394	(8.7)	48,630	39,681	22.6
Total Operating Cash Flow	130,490	121,305	7.6	325,085	323,560	0.5

Depreciation and Amortization Expense
Television	(11,109)	(11,834)	(6.1)	(33,360)	(33,395)	(0.1)
Radio/Entertainment	(1,594)	(1,671)	(4.6)	(4,822)	(4,518)	6.7
Total Depreciation and Amortization Expense	(12,703)	(13,505)	(5.9)	(38,182)	(37,913)	0.7

Operating Profit (D)
Television	87,053	74,077	17.5	243,095	250,484	(2.9)
Radio/Entertainment	30,734	33,723	(8.9)	43,808	35,163	24.6
Total Operating Profit	$117,787	$107,800	9.3	$286,903	$285,647	0.4

CORPORATE EXPENSES
Operating Cash Flow (B) (C) (D)	$(11,055)	$(13,362)	(17.3)	$(44,070)	$(47,060)	(6.4)
Depreciation and Amortization Expense	(274)	(356)	(23.0)	(832)	(1,041)	(20.1)
Total Operating Loss (D)	$(11,329)	$(13,718)	(17.4)	$(44,902)	$(48,101)	(6.7)

CONSOLIDATED
Operating Revenues	$1,276,899	$1,332,169	(4.1)	$3,794,289	$3,995,350	(5.0)
Cash Operating Expenses (A) (B)	(991,816)	(1,037,552)	(4.4)	(3,016,126)	(3,069,689)	(1.7)
Operating Cash Flow (C) (D)	285,083	294,617	(3.2)	778,163	925,661	(15.9)
Depreciation and Amortization Expense	(56,082)	(56,761)	(1.2)	(170,988)	(165,617)	3.2
Total Operating Profit (D)	$229,001	$237,856	(3.7)	$607,175	$760,044	(20.1)

(A)	The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$748,305	$288,264	$11,329	$1,047,898
Less: depreciation and amortization expense	43,105	12,703	274	56,082
Cash operating expenses	$705,200	$275,561	$11,055	$991,816

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$795,840	$284,755	$13,718	$1,094,313
Less: depreciation and amortization expense	42,900	13,505	356	56,761
Cash operating expenses	$752,940	$271,250	$13,362	$1,037,552

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$2,347,097	$795,115	$44,902	$3,187,114
Less: depreciation and amortization expense	131,974	38,182	832	170,988
Cash operating expenses	$2,215,123	$756,933	$44,070	$3,016,126

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$2,403,309	$783,896	$48,101	$3,235,306
Less: depreciation and amortization expense	126,663	37,913	1,041	165,617
Cash operating expenses	$2,276,646	$745,983	$47,060	$3,069,689

(B)	Cash operating expenses for the third quarter of 2007 included a severance charge of $3.2 million ($3.5 million at publishing and a $.3 million credit at corporate), and for the first three quarters included a severance charge of $32 million ($29 million at publishing and
$3 million at corporate). In addition, publishing cash operating expenses for the first three quarters of 2007 included a charge of
$24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.
Publishing cash operating expenses for the third quarter of 2006 included a charge of $2.2 million for severance and a gain of $.7 million related to a real property sale. Publishing cash operating expenses for the first three quarters of 2006 included a charge of $20 million for severance and other payments associated with the new union contracts at Newsday, a charge of $2.2 million for other severance and a gain of $2.6 million related to real property sales.

(C)	Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The
Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies.
Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$122,543	$117,787	$(11,329)	$229,001
Add back: depreciation and amortization expense	43,105	12,703	274	56,082
Operating cash flow	$165,648	$130,490	$(11,055)	$285,083

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$143,774	$107,800	$(13,718)	$237,856
Add back: depreciation and amortization expense	42,900	13,505	356	56,761
Operating cash flow	$186,674	$121,305	$(13,362)	$294,617

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$365,174	$286,903	$(44,902)	$607,175
Add back: depreciation and amortization expense	131,974	38,182	832	170,988
Operating cash flow	$497,148	$325,085	$(44,070)	$778,163

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$522,498	$285,647	$(48,101)	$760,044
Add back: depreciation and amortization expense	126,663	37,913	1,041	165,617
Operating cash flow	$649,161	$323,560	$(47,060)	$925,661

TRIBUNE COMPANY
SUMMARY OF REVENUES AND NEWSPAPER ADVERTISING VOLUME (Unaudited)
(In thousands)

	Period 9 (4 weeks)			Third Quarter (13 weeks)			Year to Date (39 weeks)
			%			%			%
	2007	2006	Change	2007	2006	Change	2007	2006	Change
Publishing (A)
Advertising
Retail	$91,169	$103,840	(12.2)	$284,469	$303,052	(6.1)	$889,264	$926,823	(4.1)
National	55,702	50,975	9.3	159,796	156,006	2.4	493,667	513,334	(3.8)
Classified	74,405	89,458	(16.8)	230,193	282,139	(18.4)	733,066	878,108	(16.5)

Sub-Total	221,276	244,273	(9.4)	674,458	741,197	(9.0)	2,115,997	2,318,265	(8.7)
Circulation	40,167	42,162	(4.7)	129,342	136,140	(5.0)	396,011	419,445	(5.6)
Other	23,113	19,933	16.0	67,048	62,277	7.7	200,263	188,097	6.5

Segment Total	284,556	306,368	(7.1)	870,848	939,614	(7.3)	2,712,271	2,925,807	(7.3)

Broadcasting & Entertainment
Television (B)(C)	108,298	89,797	20.6	288,297	277,540	3.9	839,665	852,922	(1.6)
Radio/Entertainment	29,790	31,649	(5.9)	117,754	115,015	2.4	242,353	216,621	11.9

Segment Total	138,088	121,446	13.7	406,051	392,555	3.4	1,082,018	1,069,543	1.2

Consolidated Revenues (A)(B)	$422,644	$427,814	(1.2)	$1,276,899	$1,332,169	(4.1)	$3,794,289	$3,995,350	(5.0)

Total Advertising Inches (A)(D)
Full Run
Retail	398	438	(9.1)	1,209	1,261	(4.1)	3,752	3,811	(1.5)
National	221	213	3.8	668	692	(3.5)	2,013	2,252	(10.6)
Classified	608	702	(13.4)	1,978	2,282	(13.3)	6,085	7,239	(15.9)
Sub-Total	1,227	1,353	(9.3)	3,855	4,235	(9.0)	11,850	13,302	(10.9)
Part Run	1,427	1,635	(12.7)	4,467	5,218	(14.4)	13,913	15,767	(11.8)
Total	2,654	2,988	(11.2)	8,322	9,453	(12.0)	25,763	29,069	(11.4)

Preprint Pieces (A)(D)	1,030,625	1,119,766	(8.0)	3,363,851	3,441,081	(2.2)	10,407,781	10,364,771	0.4

(A)	During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ
Sell Recycler Corporation (“Recycler”). Recycler publishes a collection of free classified newspapers in Southern California. The sale of Recycler closed on Oct. 17, 2007. In May 2007, the Company completed the sale of its New York edition of Hoy. In
March 2007, Tribune announced its intentions to sell the Southern Connecticut Newspapers - The Advocate (Stamford) and
Greenwich Times. For both years, results for these newspapers are excluded from this presentation.

(B)	Excludes results from discontinued operations that were sold in 2006 (WATL-TV, Atlanta, WLVI-TV, Boston and WCWN-TV,
Albany).

(C)	The Period 9, 2007 increase in television revenues was primarily due to higher cable copyright royalties.

(D)	Volume for 2006 has been modified to conform with the 2007 presentation. Volume includes only the daily newspapers and is based on preliminary internal data, which may be updated in subsequent reports.